Exhibit 23.5

CONSENT OF WOOD MACKENZIE INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission by Warrior Met Coal, Inc. and any amendments thereto (the “Registration Statement”), of (i) our firm’s name, Wood Mackenzie Inc. (“Wood Mackenzie”), including the use of our firm’s name under the heading “Experts,” and (ii) information relating to the coal industry (the “Information”) that was supplied by Wood Mackenzie and references to Wood Mackenzie as the source of such Information, each included in the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission on April 14, 2017, which forms a part of Warrior Met Coal, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-216499).

We further wish to advise you that Wood Mackenzie was not employed on a contingent basis and that at the time of the preparation of the Information, as well as at the date hereof, neither Wood Mackenzie nor any of its employees had or now has a substantial interest in Warrior Met Coal, Inc. or any of its affiliates or subsidiaries.

By:	/s/ Alan Kenny
Alan Kenny
VP of Sales
Wood Mackenzie Inc.
For and on behalf of Wood Mackenzie Inc.

Date: April 18, 2017